Exhibit 99.1



  Amex Notifies Halifax that the Company is not in Compliance with Certain
                    Amex Listing Standards

ALEXANDRIA, VA -March 21, 2008-- Halifax Corporation of Virginia. (Amex: AX), an enterprise logistics and maintenance solutions company announced today it has received a letter from the American Stock Exchange which indicated that we do not meet certain of the American Stock Exchange's continued listing standards. Specifically, we are not in compliance because our stockholders equity is less than $4.0 million and we have had losses from continuing operations and/or a net loss in three out of four of our most recent fiscal years.

The Company must achieve compliance by September 14, 2008 and must provide the American Stock Exchange with a specific plan to achieve and sustain compliance with the listing standards by April 14, 2008. If we either fail to submit a plan or if we submit a plan and the staff of the American Stock Exchange determines that it does not adequately address these issues, we may be subject to delisting proceedings. Furthermore, if our plan is accepted but we are not in compliance with the continued listing standards at the conclusion of the plan period or if we do not make progress consistent with the plan during the plan period, the staff of the American Stock Exchange will initiate delisting proceedings as appropriate.
We may appeal the staff determination to initiate delisting proceedings.

The Company expects to submit a plan to the American Stock
Exchange to regain compliance with the continued listing standards on or before April 14, 2008.

Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors
Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.